ORANGE AND ROCKLAND SHEDS GAS MARKETING SUBSIDIARY;
DECLARES QUARTERLY CORPORATE DIVIDEND

Pearl River, NY, June 17, 1997 - In a move to further strengthen the Company's competitive edge, the Board of Directors of Orange and Rockland Utilities, Inc. today announced that NORSTAR

Management, Inc., an indirect subsidiary of Orange and Rockland,

has signed a Letter of Intent to sell certain of the assets of

NORSTAR Energy Limited Partnership, a natural gas services and marketing company, to UGI Energy Services, Inc., of Valley Forge,

PA.  NORSTAR Management, Inc., the general partner of the

partnership, will then wind up the remaining portion of the

partnership business.

   According to Orange and Rockland Vice Chairman and Chief

Executive Officer, D. Louis Peoples, "Today's decision reaffirms the Company's strategy to position its operational and financial resources into selective competitive markets as we enter into a deregulated era.  Upon the completion of the NORSTAR transaction,

we will even more aggressively seize new business opportunities consistent with our core strengths."

   At today's meeting, the Orange and Rockland Board voted to maintain its current quarterly dividend of 64.5 cents per share on the

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Company's common stock, the firm's 345th consecutive quarterly

payment.   "Maintaining the dividend at the current rate

underscores the Board's belief in the fundamental strength of the utility business and its determination to ensure Orange and Rockland's leadership in the coming competitive arena,"  Mr. Peoples continued.

   "Despite some profitable periods in the past, changing market conditions have made it clear that NORSTAR's future profitability would require greater scale and backoffice expertise than it could bring to bear in the short-term," Mr. Peoples said.

"Accordingly, we took a series of focused actions designed to resolve this issue while continuing to serve NORSTAR's customers.

Those steps ultimately led to UGI and today's announcement."

   Write-downs of certain NORSTAR assets and assumption of

certain NORSTAR liabilities, along with wind up costs and

additional operating losses in the second quarter, are expected to further reduce Orange and Rockland's 1997 results by an

estimated 50 cents per share, which will be included in the

Company's second quarter earnings.  This amount, together with

NORSTAR's loss of 33 cents per share reflected in the first

quarter, are expected to reduce total 1997 earnings by an

aggregate of approximately 83 cents per share.  "The impact of the NORSTAR sale on earnings is, in effect, a one-time event.

The Board takes the longer-term view that such an event has

little or no lasting effect," Mr. Peoples concluded.

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       As the electric utility industry moves into a deregulated

era, O&R's leadership role has been widely acknowledged, and its innovative PowerPick(TM) customer choice pilot program has earned national recognition.  Further, in March, O&R signed a historic

Settlement Agreement with the New York Public Service Commission staff to further those goals.  If approved by the Commission in late summer or early fall, the Agreement would permit customers to choose their own energy provider, lower electric costs

immediately and in the future, allow the Company to enter into new unregulated markets and to address the recovery of stranded costs.

       O&R's current annual dividend rate is equivalent to an

annual dividend of $2.58 per share of common stock. The dividend is payable on August 1, 1997 to shareholders of record on July

21, 1997.  Approximately 21,000 registered shareholders own the

13.7 million shares of O&R common stock outstanding.

       The Board also declared the following quarterly dividends

on the Company's seven issues of preferred and preference stock.

     $1.52 Convertible Cumulative Preference Stock, Series A -- a dividend of 38 cents, payable August 2, 1997, to shareholders of record July 21, 1997.

     Preferred Stock Series A (4.65%) -- a dividend of $1.16, payable August 1, 1997, to shareholders of record July 21, 1997.

     Preferred Stock Series B (4.75%) -- a dividend of $1.19, payable October 1, 1997, to shareholders of record September 15, 1997.

     Preferred Stock Series D (4.0%) -- a dividend of $1.00, payable October 1, 1997, to shareholders of record September 15, 1997.

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     Preferred Stock Series F (4.68%) -- a dividend of $1.17,
payable October 1, 1997, to shareholders of record September 15, 1997.

     Preferred Stock Series G (7.10%) -- a dividend of $1.78, payable October 1, 1997, to shareholders of record September 15, 1997.

     Preferred Stock Series H (8.08%) -- a dividend of $2.02, payable October 1, 1997, to shareholders of record September 15, 1997.

     Orange and Rockland Utilities, Inc. and its subsidiaries

serve an area of 1,350 square miles and an estimated population of 676,000 in southeastern New York State, northern New Jersey and northeastern Pennsylvania.  It generates, distributes and sells electricity, and distributes and sells natural gas.

























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Norstar Press Release